SYLA Technologies Co., Ltd. Employee Share Holding Association (American

Depositary Shares)

Articles of Association

(Name and Characteristics)

Section 1

1.        The name of this association is “SYLA Technologies Co., Ltd. Employee Share Holding Association (American Depositary Shares)” (this “Association”).

2.       This Association is a partnership under Article 667, paragraph 1 of the Civil Code, and capital contributions to this Association consist of the contribution in Section 5, the subsidy in Section 7, paragraph 1, and the dividend in Section 11.

(Purpose)

Section 2

1.       The purpose of this Association is to support asset building of respective employees and enhance a community spirit of SYLA Technologies group via acquisition by employees of SYLA Technologies Co., Ltd. or its subsidiaries (collectively the “Companies”) of American Depositary Shares (the “ADSs”) based on common shares of SYLA Technologies Co., Ltd. (the “Underlying Shares”) with the capital contributions set forth in paragraph 2 of the preceding Section.

(Qualification for Admission)

Section 3

1.       Members are limited to employees of the Companies, and the scope of those employees is determined by each Company as well as the matters provided in the next paragraph.

2.       The scope of employees in the preceding paragraph excludes officers and temporary employees, and is limited to employees from whose salaries contributions may be deducted. An employee of a Company who takes office of an officer of another Company holds membership qualification as employee.

(Admission)

Section 4

1.       An employee of the Companies in the preceding Section who desires to admit this Association may become a member by application to the President and his/ her approval, from the next month.

(Contribution)

Section 5

1.       A member shall make a certain amount of reserve continuously from his/her monthly salaries as ordinary contribution (the “Monthly Contribution”). The amount of the Monthly Contribution per unit is JPY 1,000, and the number of units to be reserved is a number determined at his/her will between 1 or more and 200 or less.

2.       A member shall make a certain amount of reserve on the bonus payment dates 2 times per year (the “Bonus Contribution”). The amount of the Bonus Contribution per unit is JPY 1,000, and the number of units to be reserved is a number determined at his/her will between 1 or more and 400 or less. The Bonus Contribution is not made as to employees to whom bonus is not paid.

3.       In addition to the preceding 2 paragraphs, a member may make an extraordinary contribution upon approval from the President in the following cases:

(1)       when new issuance of the ADSs or sale of outstanding ADSs (public offering) is conducted;

(2)       when third-party allotment of the ADSs to this Association is conducted;

or

(3)       when new issuance of shares or sale of outstanding treasury shares via allotment to shareholders is conducted as to the Underlying Shares of the ADSs.

4.       The maximum amount of the extraordinary is less than JPY 1,000,000 for 1 contribution per member.

(Suspension, Resume or Change of Contribution)

Section 6

1.        If an excusable event occurs, a member may apply to the President by 20th day of each month, and upon his/her approval, suspend contribution from the next month.

2.       If the suspension event lapses, a member suspending contribution may apply to the President by 20th day of each month, and upon his/her approval, resume contribution from the next month.

3.       A member who desires change of the number of units to be contributed may apply to the President within certain periods 2 times per year, and upon his/her approval, make contribution of the new number of units from the next month.

(Subsidy)

Section 7

1.       Members shall receive the amount set forth in the implementing rules as subsidy pursuant to the memorandum of understanding entered into between this Association and the Companies, and contribute it as capital contribution to this Association.

2.       The subsidy in the preceding paragraph is not granted to funds of the extraordinary contribution in Section 5, paragraph 3 or the dividend in Section 11.

3.       Members may receive from the Companies the amount corresponding to administration fee amount payable to the administrator (including consumption tax amount) as subsidy in addition to paragraph 1.

(Acquisition of ADSs)

Section 8

1.       This Association shall purchase during 2 business days beginning on basically the 25th day of each month (if such day is a holiday, the next trading day) continuously and equally, with the sum of the Monthly Contribution in Section 5, paragraph 1, the Extraordinary Contribution in Section 5, paragraph 3 and the subsidy in paragraph 1 of the preceding Section.

2.       This Association shall purchase during 2 business days beginning on a day which is practically feasible, basically the bonus payment day, continuously and equally, with the sum of the Bonus Contribution in Section 5, paragraph 2 and the subsidy in paragraph 1 of the preceding Section.

3.       Basically the acquisition in the preceding 2 paragraphs shall be carried out on NASDAQ market at the market value (including trading commissions and consumption tax).

4.       If there is an amount less than the purchase fund of the minimum trading unit of the ADSs (the “Residual Amount”), it is included in the fund for immediately following acquisition of ADSs, regardless of whether monthly or bonus.

(Acceptance of Trust by the President)

Section 9

1.       Members shall entrust the ADSs acquired in accordance with the preceding Section and Section 11 to the President with the administration purpose, and the President shall accept those ADSs on trust.

2.       The ADSs in the preceding paragraph are recorded in the name of the President.

(Treatment in the cases of Split or Reverse Split of the ADSs)

Section 10

1.       If split or reverse split of the ADSs is carried out as to the ADSs entrusted to the President in accordance with the preceding Section (the “Trust ADSs”), the ownership interest shall be calculated based on the ownership interest of each member as of the record date of the said split or reverse split of the ADSs.

(Reinvestment of Dividend)

Section 11

1.       Members shall contribute dividends of surplus with respect to the Underlying Shares of the Trust ADSs as capital contribution to this Association, and apply them to acquisition of the ADSs. Acquisition is carried out in a similar manner to Section 8.

(Acquisition of ADSs via Allotment to Shareholders)

Section 12

1.       If new issuance of shares or sale of outstanding treasury shares via allotment to shareholders is conducted as to the Underlying Shares of the Trust ADSs, the new ADSs based on the new Underlying Shares to be allocated corresponding to the Underlying Shares as to the registered ownership interest as of the record date of allotment shall be allotted and allocated, upon demand by members. Payment is made in the following manners:

(1)       Members shall contribute the extraordinary contribution corresponding to the subscription amount as capital contribution to this Association; and

(2)       The President shall apply the sum of extraordinary contributions in the preceding item to the subscription amount of the new Underlying Shares of the new ADSs, and acquire the new ADSs.

(Calculation of Ownership Interest)

Section 13

1.       This Association shall register the number of ADSs as to the Trust ADS calculated in the following manners with the specification data of ownership interest of each member as ownership interest of respective members:

(1)       The number of the ADSs in proportion to the fund of each member for acquisition of the ADSs (including the Remaining Amount in Section 8, paragraph 4) at the time of the said acquisition as to the ADSs acquired in accordance with Section 8, paragraph 1 or paragraph 2;

(2)       The number of the ADSs in proportion to the registered ownership interest of each member as of the said record date as to the ADSs increased in accordance with Section 10;

(3)       The number of the ADSs in proportion to the dividend after tax with respect to the balance of ownership interest ADS of each member as of the record date of the said dividend of surplus on the Underlying Shares (including the Remaining Amount of each member) as to the ADSs acquired in accordance with Section 11; and

(4)       The number of the ADSs in proportion to the extraordinary contribution of each member as to the ADSs acquired in accordance with the preceding Section;

2.       The Remaining Amount in Section 8, paragraph 4 shall be registered with the specification data of ownership interest of each member as the Remaining Amount attributed to each member in proportion to the amount of fund of each member for acquisition of the ADSs immediately prior to the acquisition of the ADSs.

(Transfer of or Establishment of Pledge on Rights)

Section 14

1.       A member may not transfer, or establish a pledge on, any rights as to the registered ownership interest to other party.

(Specification Data of Ownership Interest of Each Member)

Section 15

1.       This Association shall maintain the specification data of ownership interest of each member in Section 13.

(Notice of Particulars of Balance)

Section 16

1.       This Association shall notify each member of particulars of balance in the manner stipulated in the implementing rules.

2.       A member may make an inquiry about his/her own balance of ownership interest at any time if required.

(Partial Withdrawal of Ownership Interest)

Section 17

1.       A member may withdraw a part of ownership interest at the minimum trading unit after his/her registered ownership interest becomes the minimum trading unit or more.

2.       A member shall take the process of transfer to an American securities account in his/her own name upon the withdrawal in the preceding paragraph; provided, however, that if no American securities account in his/her own name has not opened, the said ownership interest corresponding to the minimum trading unit may be sold via this Association on each purchase day as to the Monthly Contribution, and the amount to be obtained by deducting ADS trading commissions (including consumption tax) from the sales proceed may be refunded.

3.       The ownership interest withdrawn in accordance with paragraph 1 is deducted from the ownership interest of the said member in the specification data of ownership interest of each member.

4.       This Association shall deliver a “partial withdrawal settlement notice” to the said member.

(Retirement)

Section 18

1.       A member retires when he/she is disqualified.

2.       A member may retire at any time by applying to the President; provided, however, that basically a retired member may not admit again.

(Settlement upon Retirement)

Section 19

1.       A retired member receives refund of his/her ownership interest and the Remaining Amount in Section 13, paragraph 2 as of the day when he/she applies for retirement (the “Retirement Day”).

2.       A retired member may choose either of the following settlement methods upon the refund in the preceding paragraph:

(1)       A member shall transfer the ownership interest at the minimum trading unit or more to an American securities account in his/her own name; provided, however, that if no American securities account in his/her own name has not opened, the said ownership interest corresponding to the minimum trading unit is sold via this Association, and the amount to be obtained by deducting ADS trading commissions (including consumption tax) from the sales proceed is refunded; or

(2)       A fractional ownership interest less than the minimum trading unit is sold via this Association at the market value, and the amount to be obtained by deducting ADS trading commissions (including consumption tax) from the sales proceed is refunded.

3.       Notwithstanding the preceding paragraph, the President may sell an ownership interest via this Association at the minimum trading unit or more only if the President finds that there is an excusable event like inheritance.

4.       This Association shall collectively carry out the sale in accordance with the chapeau of item 1, and item 2, of paragraph 2, on each purchase day as to the Monthly Contribution as to all retired member during the recent 1 month.

5.       If there is a dividend on the Underlying Shares or an ADS which has been declared but not refunded as of the Retirement Day, it is treated in the following manners:

(1)       The dividend is refunded in cash after this Association receives it without delay; and

(2)       The ADS acquired with the Remaining Amount in Section 8, paragraph 4 or increased in accordance with Section 10 is refunded in a similar manner to the provision of paragraph 2, item 1 after this Association acquires the ADS without delay.

6.       A member to whom the new ADSs have been allotted and allocated in accordance with Section 12 shall contribute the said extraordinary contribution as capital contribution to this Association in advance of the retirement. In this case, this Association shall refund in a similar manner to the provision of paragraph 2, item 1 after this Association acquires the new ADSs without delay.

7.       A retired member may not request refund of an indistributable fractional ownership interest arising out of the calculation of ownership interest as of the Retirement Day in accordance with Section 13.

8.       This Association shall deliver a “retirement settlement notice” to the said member.

(Voting Rights of the Trust ADSs)

Section 20

1.       The President as trustee shall exercise voting rights of the Underlying Shares as to the Trust ADSs substantially; provided, however, that members may instruct the President in writing on each agendum of the Shareholders’ meeting, only substantial exercise or non-exercise of voting rights (including the pros and cons of each agendum in the case where there are multiple agenda) of the Underlying Shares as to ADSs corresponding to 1 or more unit of shares.

(Restriction on Application)

Section 21

1.       If, in the event of the admission in Section 4, the purchase via extraordinary contribution in Section 5, paragraph 3, the resume of contribution in Section 6, paragraph 2, the change of number of units in Section 6, paragraph 3 and the accompanying sale in Section 17 and Section 19, such actions fall under the category of insider trading as to the Companies, an employee or a member may not carry out the said application.

2.       An employee or a member who has not been able to apply due to the event in the preceding paragraph may apply to the President again at the time when the said event is resolved, even if such time is out of the specified period for application.

(Handling of Personal Information)

Section 22

1.       Members give consents to use of the members’ own personal information which he/she notify or the members’ personal information which the Companies offer to this Association (the “Member Personal Information”) by this Association in order that this Association may appropriately carry out the services which this Association carries out under the Articles of Association (the “SHA Services”).

2.       This Association shall take necessary and appropriate information control measures for safety control of the Member Personal Information.

3.       Members give consents to outsourcing of operations as to the SHA Services to the administrators determined in accordance with Section 26 and offering of the Member Personal Information to the administrators, and use of the Member Personal Information by the administrators in order to handle the operations outsourced from this Association.

(Appointment of Officers)

Section 23

1.       This Association shall have a few Director (including 1 President) and a few Auditor as officer.

2.       Directors and Auditors are appointed among members in the following procedures:

(1)       The Board of Directors shall recommend candidates for the next officers by 1 month prior to expiration of the term, and the President shall notify members of such candidates; if an officer retires during his/her term or it is determined that the number of officers needs to increase, the Board of Directors shall immediately recommend a candidate for the supplementary or additional officer, and take similar procedures; for the avoidance of doubt, if, even in the event that an officer retires during his/her term, it is not required to appoint any supplementary officer, it is not required to appoint the supplementary officer;

(2)       A member objecting the candidates in the preceding paragraph may raise an objection in writing;

(3)       If the objections in the preceding item are less than 1/2 of the number of members after 2 weeks have passed since the dispatch of notice, the said candidates are appointed, and take office at the same time as expiration of the term of the current officers (immediately in the cases of supplementary or additional officer);

(4)       If the objections in the preceding item are 1/2 of the number of members or more, the Board of Directors shall immediately recommend new candidates, and take the procedures in item 1 through 3.

3.       The term of office of the officers continues until December 31 of the next year to the year to which the day of taking office; provided, however, that if the procedures in item 4 of the preceding paragraph are in progress or the next officers have not been appointed due to other event at the time of expiration of the term of office, the term of office shall be extended for the period until the next officers are appointed. If an officer is appointed as supplementary or additional officer, his/her term of office is the remaining term of office of his/her predecessor or other current officers, as the case may be. Officers may be appointed again.

4.       Directors shall appoint the President and the deputy President by mutual vote.

5.       The President shall represent this Association and execute the services set forth in this Articles of Association. In the case of an incident of the President, the Deputy President shall act as the President.

(Board of Directors)

Section 24

1.       Directors shall constitute the Board of Directors and manage this Association.

2.       The President shall convene the Board of Directors meeting as necessary.

3.       Directors or Auditors may request the President to convene the Board of Directors meeting if there is a justifiable reason, and if the Board of Directors meeting is not convened after the said request without delay, may convene the Board of Directors meeting by himself/herself.

4.       The Board of Directors shall determine the following matters:

(1)       matters which the Board of Directors shall determine in accordance with this Articles of Association of the implementing rules of this Articles of Association; and

(2)       other matters which the President believes are important in the course of handling of the services of this Association.

5.       Decisions by the Board of Directors are made by a majority of the Directors in attendance where 2/3 or more Directors are attending.

6.       The President may substitute decision-making notices from Directors in writing or electromagnetic means for convocation of Board of Directors meeting; provided, however, that if any Director or Auditor requests convocation of the Board of Directors meeting, this shall not apply.

(Auditors)

Section 25

1.       Auditors audit execution of management and operations by Directors.

2.       An auditor may request the President to report status of management and operations of this Association at any time when he/she believes it is necessary.

3.       Auditors may give an opinion at the Board of Directors meeting.

(Administrators)

Section 26

1.       This Association outsources a part of its operations to Boustead Securities LLC and SYLA Technologies Co., Ltd.

(Burden of Expenses)

Section 27

1.       Expenses of this Association are borne by the contributions and the subsidy.

(Address of this Association)

Section 28

1.       The address of this Association is located in SYLA Technologies Co., Ltd., 1-1-39, Hiroo, Shibuya-ku, Tokyo.

(Amendment to the Articles of Association)

Section 29

1.       Amendment to the Articles of Association shall be made in the following procedures:

(1)       The Board of Directors shall prepare the draft amendment, and the President shall notify members;

(2)       A member objecting the draft amendment in the preceding item shall raise an objection in writing;

(3)       If the objections in the preceding item are less than 1/3 of the number of members after 2 weeks have passed since the dispatch of notice, the draft amendment becomes effective;

(4)       If the objections in the preceding item are 1/3 of the number of members or more, the Board of Directors may modify the said draft amendment, and take the procedures in item 1 through 3.

(Details of Management)

Section 30

1.       Details of management of this Association are prescribed by the implementing rules decided by the Board of Directors.

Supplementary Provisions

(Special Rule on Timing of Admission upon Establishment of this Association)

Section 1

1.        Notwithstanding the provision of Article 4, an employee of the Companies who desires to admit this Association at the time of establishment of this Association may become a member immediately by application to the President and his/ her approval.

2.        An employee admitted pursuant to the preceding paragraph may make the Monthly Contribution under Section 5, paragraph 1 from the month of admission.

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